Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s second quarter 2011 conference call.  My name is Mike Hays, the Company’s CEO.  Joining me on the call today are Pat Beans, our CFO, and Kevin Karas, our SVP of Finance.  To kick off the call today I’m excited to announce that Kevin will take on the responsibilities of the Company’s Chief Financial Officer effective September 1st.  Pat Beans will transition to the role of Senior Vice President Corporate Development as we refine our focus on that front.  Susan Henricks is joining us on the call today as well and will be commenting on her newly created role of President and COO of National Research Corporation.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.  Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin.  And again, welcome everyone.

As noted in our earnings release, we are experiencing accelerated demand for our entire cross-continuum product portfolio driven by changes imposed by health reform.  In addition, our recently deployed strategy of bundling services and subscription-based pricing could not have happened at a better time as confirmed by our material step up in new sales over the past few quarters.  Before I add color to these trends and speak to the exciting addition of Susan Henricks as our President and COO, I will ask Kevin to review our second quarter financial performance.  Kevin.

Kevin

Thank you, Mike.

The second quarter 2011 results clearly reflect the continued strength of our value proposition in the market and effectiveness of our sales organization.  Our revenue growth trend continued to accelerate and we were also able to significantly leverage our growth in the second quarter to drive earnings.  Revenue was $18.3 million, increasing 30%, compared to the second quarter 2010, while net income increased 40% to $2.3 million.

Revenue growth for the quarter was driven by double-digit increases from every category within our portfolio.  These increases are attributed to a combination of the OCS acquisition, market share growth, increased pricing from our enhanced offerings, and vertical growth in our existing client base from successful cross-selling activities.

We ended the quarter with total contract value at $78.7 million, with subscription-based agreements representing 64% of our contract value.  Our sales force grew during the quarter, with 69 full-time sales professionals employed as of June 30th.

Operating expenses were $13.2 million for the quarter, compared to $10.4 million for the second quarter 2010.  The increase is attributed to variable costs associated with higher revenue volumes, sales force expansion, and operating expenses added from the OCS acquisition.

Direct expenses for the quarter were 40% of revenue, compared to 42% of revenue in the second quarter of 2010.  This 2% improvement is driven in part by the impact of margin expansion realized from growth in subscription-based contract revenue.  For the remainder of the year, we expect our subscription contract revenue growth to continue to produce margin improvement over 2010.  For the full year, we expect direct expenses to be in the 37% range, a reduction of 2% compared to 2010.

Selling, general and administrative expenses for the second quarter were $6.0 million, an increase of $1.5 million compared to the same quarter in the prior year.  One-third of this increase is attributed to the SG&A expenses added from the OCS business.  The remaining increase is primarily due to higher business development costs related to the expansion of the sales force, helping to drive the 33% increase in net new sales for the quarter compared to the prior year.  For the full year, we expect SG&A expenses to be in the 31% range, an improvement of 1% compared to 2010.

The depreciation and amortization expense for the quarter was $1.2 million, or 7% of revenue, which is consistent with the second quarter of 2010.  This expense is expected to remain fairly constant for the balance of the year, with the full year expense also expected to be at 7% of revenue.

Interest expense increased during the quarter compared to the same period in 2010 as a result of the debt secured to finance the purchase of OCS in August 2010.

Second quarter income tax expense increased from $1.0 million in 2010, to $1.4 million in 2011, based on higher earnings.  The effective tax rate for the second quarter remained relatively constant with the second quarter 2010 rate of 37%.

Net income for the second quarter was $2.3 million, an increase of 40% over 2010.  As I mentioned earlier, we were able to achieve this strong earnings growth as a result of our revenue growth in the quarter combined with effective expense management to expand our operating margin.

Diluted earnings per share increased to $0.34 for the quarter compared to $0.25 in the same period last year.

Cash flows from operations for the second quarter were $4.2 million.

Based upon our year-to-date results and the current trends in the business, we continue to estimate 2011 earnings per share at $1.65 on a fully diluted basis.

With that, I’ll turn it back to you, Mike.

Mike

Thanks, Kevin.

As reviewed by Kevin, we had a very good quarter and a number of very positive trends are continuing, if not accelerating, for the Company.  Subscription-based contracts comprised 62% of our second quarter’s revenue, up from 49% of first quarter revenue.

One benefit of our subscription offering is the pricing symmetry between each of our products which enhances the ease with which we can cross-sell our portfolio across our current user base of 2,500 acute care hospital clients and 10,000 post acute-care facilities.  We mentioned this opportunity in our first quarter call and now, in the second quarter, have seen cross-selling accelerate.  In addition, we will roll out in the third quarter, an Enterprise Solution Group to capture even more of the revenue upside among our current installed base.

Net new contracts reached $5.0 million in the second quarter, an increase of 21% over first quarter 2011, and a 33% increase year-over-year.  Our approach to value-based purchasing, the attractiveness to prospects of our capacity to serve needs across the entire continuum of care, and our subscription-based and bundled offerings are proving a key differential at point of sale.  Each of these strategies is adding momentum.

As many of you are aware, for the largest sector of the economy, healthcare, to shift business models from volume-based to value-based creates unprecedented change for the industry and resulting opportunities for our company.  While this shift is just beginning and will evolve over the foreseeable future, its approach has been very visible for a few years.  As many of you are aware, we saw this trend coming and have focused on attracting the leadership talent needed to more fully capitalize on these now addressable opportunities.  The capstone event to this journey of adding management depth is the addition of Susan Henricks to our leadership team as President and COO.

Susan is an innovative leader with exceptional experience managing data, information services, and direct marketing and technology companies.  With world-class expertise garnered in many environments, including the president of various businesses of First Data Corporation, the directories business of RR Donnelley and also Metromail Corporation, Susan clearly is ready to drive our growth.  Susan.

Susan

Good morning and thank you for the kind words, Mike.  I have now been with NRC for five weeks and am even more excited about being part of the organization.  As you have heard from Mike and Kevin, NRC is poised for growth.  I look forward to speaking with you again in the future.  Mike.

Mike

Thanks, Susan.

Before I open the call for questions, I would like to welcome all new associates that joined NRC in the second quarter.  To further provide perspective as to the level of talent we are attracting, let me highlight Feria Bacchus on the NRC Picker Canada team.  Feria joins NRC most recently from Sodexo Canada where she held the position of Vice President Business Development and Marketing.  Welcome Feria!

This talent, when combined with more than 325 other associates, will ensure we capitalize on the opportunities that are unfolding.

_______________, I would now like to open the call to questions.

Closing Statement - Mike

Thank you for your time today.   We look forward to reporting our progress next quarter.